EXHIBIT 10.4

CONTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 18th day of December, 2012, by and among BRAZIL MINING, INC., a Delaware corporation (“BMI”), and FLUX TECHNOLOGIES, CORP., a Nevada corporation (“Flux” and collectively with BMI, the “Parties”).

WHEREAS, as of the date of this Agreement, BMI is (a) the beneficial owner of the mineral rights described on Exhibit A attached hereto (the “Mineral Rights”) and (b) a party to an option agreement pursuant to which Flux has been granted an option to acquire a 55% share of the monthly diamond production from a certain property located in Brazil (the “Diamond Rights”); and.

WHEREAS, the Parties believe that it is desirable and in their mutual best interests that, upon the terms and conditions set forth herein, BMI contribute to Flux by way of assignment all of the Mineral Rights and enter into an Option Agreement with Flux in the form of Exhibit B attached hereto (the “Option Agreement”), pursuant to which BMI shall grant to Flux an option to acquire 20% of the Diamond Rights (equivalent to an 11.0% share of the monthly diamond production) upon the terms and conditions set forth therein, in exchange for a number of shares of Common Stock, par value $.001 per share, of Flux (“Common Stock”) such that upon issuance of such shares BMI shall own 51% of the outstanding shares of Common Stock after giving effect to the consummation of a private placement of shares of Common Stock to certain investors (the “Private Placement”) and the cancellation of 3,000,000 shares of Common Stock held by Iryna Antaniuk pursuant to an Acquisition Agreement, dated the date hereof among Flux, BMI and Antaniuk (the “Acquisition Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements the “Parties” agree as follows:

ARTICLE I

THE TRANSACTION

1.1        The Contribution. On the Closing Date, and at the Closing Time, as defined herein, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, BMI shall (a) contribute to Flux by way of an Assignment in the form of Exhibit C attached hereto, and enter into the Option Agreement with Flux in exchange for the number of shares of Common Stock equal to 51% of the outstanding shares of Common Stock giving effect to the consummation of the Private Placement and the cancellation of 3,000,000 shares of Common Stock held by Iryna Antaniuk pursuant to the Acquisition Agreement. The events set forth in this Section 1.1 shall be referred to herein as the “Contribution.”

1.2        Closing. The Closing hereunder shall take place at the offices of Ofsink, PLLC, 900 Third Avenue, 5th Floor, New York, New York 10022 or at such other place as the Parties may agree upon, no later than December 19, 2012, on a date to be set by the Parties. The date and time on which the closing occurs shall be the Closing Date and Closing Time, respectively.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FLUX

Flux represents and warrants to BMI, as follows:

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2.1        Due Authorization. This Agreement has been duly and validly executed and delivered by Flux and constitutes a valid and binding Agreement of Flux enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally. Flux has all requisite entity power and authority to enter into and carry out this Agreement and to accept the Contribution.

2.2        Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by Flux of its obligations hereunder, do not, nor will with the giving of notice or passage of time or both:

2.2.1          conflict with or result in a breach of any of the provisions of the Articles of Incorporation of Flux, as amended to date or the Nevada Revised Statutes;

2.2.2          contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, Flux or any of its material properties;

2.2.3          conflict with, result in termination of, contravene, constitute a default under, give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, result in the creation of any lien or loss of any rights, or result in a material breach of, or default under, any material indenture, loan, credit agreement, mortgage, deed of trust, note, bond, franchise, lease, contract or any other agreement or instrument binding upon Flux, or to which Flux is subject; or

2.4.4           require the authorization, consent, approval, or license of, or the submission of any notice, report or other filing with, any third party, including any governmental agency.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BMI

BMI represents and warrants to Flux, as follows:

3.1        Due Authorization. This Agreement has been duly and validly executed and delivered by BMI and constitutes a valid and binding Agreement enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally.

3.2        Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by BMI of its obligations hereunder, does not nor will with the giving of notice or passage of time or both:

3.2.1         contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, BMI;

3.2.2          conflict with, result in termination of, contravene, constitute a default under, give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, result in the creation of any lien or loss of any rights, or result in a material breach of or default under any material indenture, loan, credit agreement, mortgage, deed of trust, note, bond, franchise, lease, contract or any other agreement or instrument binding upon BMI; or

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3.2.3          require the authorization, consent, approval, or license of, or the submission of any notice, report or other filing with, any third party, including any governmental agency.

3.3        Investment Representations.

3.3.1          Acquisition for Own Account. The shares of Common Stock to be received by BMI hereunder (the “Flux Shares”), will be acquired for investment for BMI’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and BMI has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3.2         Restricted Securities. BMI understands that the Flux Shares being issued to it are characterized as “restricted securities” under the Securities Act of 1933, as amended (the “1933 Act”), inasmuch as they is being acquired from Flux in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, BMI represents that BMI is familiar with Rule 144 promulgated under the 1933 Act, and understand the resale limitations imposed thereby and by the 1933 Act.

ARTICLE IV

CONDITIONS TO CLOSING

4.1        Conditions to Obligations of the Parties. The obligations of the Parties to effect the Contribution shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by the appropriate Party:

4.1.1          There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Contribution;

4.1.2          Each of the Parties to this Agreement shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Contribution;

4.1.3         The representations and warranties of each of the other Parties to this Agreement set forth in this Agreement shall be true in all material respects as of the date of this Agreement and as if made as of such time;

4.1.4         Flux shall have received, on and as of the Closing Date, such closing documents and instruments as Flux shall reasonably request, in each case reasonably satisfactory in form and substance to Flux and its counsel; and

4.1.5         BMI shall have received, free and clear of all liens, pledges or encumbrances, a certificate representing all of the Flux Shares to which it shall be entitled to receive.

ARTICLE V

GENERAL PROVISIONS

5.1        Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.2        Miscellaneous. This Agreement:

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5.2.1          and the other agreements and instruments executed and delivered in connection herewith constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the Parties after the date hereof;

5.2.2          is not intended to confer upon any other person, other than to the Parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies hereunder;

5.2.3          shall not be assigned by operation of law or otherwise;

5.2.4          shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York, without regard to the principles of conflict of laws thereof, provided, the corporate laws of the State of Nevada shall govern all issues concerning the relative rights of Flux and its shareholders; and

5.2.5          shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives;

5.3        Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

5.4        Severability. If any provision, including any phrase, sentence, clause, section or subsection of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

FLUX TECHNOLOGIES, CORP.

By:	/s/ Marc Fogassa
Name: Marc Fogassa
Title: Chief Executive Officer

BRAZIL MINING, INC.

By:	/s/ Marc Fogassa
Name: Marc Fogassa
Title: Chief Executive Officer

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EXHIBIT A

DESCRIPTION OF MINERAL RIGHTS

 Brazilian Department for Mineral Production (“DNPM”) Exploration Permit number 11638 published in the Federal Official Gazette of October 14th, 2009, and pertaining to DNPM Process number 880.239/2009.

The primary mineral indicated in the DNPM Process number 880.239/2009 is gold. These mineral rights are for an area of size 9,999.11 hectares, in the municipality of Borba, state of Amazonas, in Brazil, in the shape of a square, with the following geographical coordinates:

latitude -06°30'00''657 to -06°35'26''186

longitude -59°27'52''267 to -59°33'17''738

The unique identifier for this area in the DNPM database is 9DDF897B-8D3A-4F88-AAC4-42D9FCE0939A.

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EXHIBIT B

FORM OF OPTION AGREEMENT

This Option Agreement (“Agreement”), dated as of December __, 2012 by and among Brazil Mining, Inc., a Delaware corporation (“BMI” or the “Optionor”), and Flux Technologies, Corp., a Nevada corporation (“Flux” or the “Optionee”).

As used in this Agreement, the parties hereto are each referred to individually as a “Party” and collectively as “Parties.”

WHEREAS,

1.	BMI is a party to an agreement pursuant to which BMI has been granted an option to acquire a 55% share (the “Majority Stake”) of the equity of a Brazilian entity (“Target 1”) which will generate monthly diamond production from a certain mining property located in Brazil.

2.	BMI represents that it can grant to Flux 20% of BMI’s share of the monthly diamond production of Target 1 (the “20% Interest”), payable in cash or in kind, upon the terms and conditions set forth herein.

3.	Flux is herewith advancing to BMI $800,000 (the “Advance”) to be held by BMI until BMI exercises its option to acquire the Majority Stake in Target 1. The Advance shall be used for the acquisition cost as well as legal and regulatory filing costs and initial operating costs directly related to Target 1.

NOW, THEREFORE, the Parties to this Agreement hereby agree as follows:

1.	Option to Purchase 20% Interest.

Section 1.1	Option to Purchase

BMI hereby grants to Flux an irrevocable and exclusive option (“Purchase Option”) to purchase the 20% Interest on the terms specified in this Agreement. During the term of the Purchase Option, BMI shall not grant or transfer to any person any equity interest in Target 1 or any interest in the 20% Interest. The Purchase Option shall become exercisable on the date BMI gives written notice to Flux that BMI has exercised its option to acquire the Majority Stake in Target 1), which notice shall include all documentation with respect to the exercise of the option. The term of the Purchase Option shall expire 90 days after the acquisition of the Majority Stake in Target 1 by BMI. Upon exercise of the Purchase Option, so long as Flux holds the 20% Interest, BMI shall on a monthly basis in perpetuity, pay over to Flux 20% of the monthly diamond production actually received by BMI from Target 1, and such payment shall be made in cash or in kind. If Flux does not exercise the Purchase Option within 90 days after the acquisition of the Majority Stake in Target 1 by BMI, then BMI shall promptly return to Flux the Advance.

Section 1.2	Purchase Price

The exercise price for the Purchase Option shall be $800,000 (the “Purchase Price”). The Purchase Price shall be paid by Flux giving written notice to BMI that the Advance shall be applied to the Purchase Price. A sufficient portion of the Purchase Price shall be used by BMI to exercise BMI’s option to acquire the Majority Stake in Target 1 and to perform BMI’s other obligations in connection with its acquisition of the Majority Stake and initial operations of Target 1. If at any time Flux determines not to exercise the Purchase Option, then by written notice to BMI, Flux may require BMI to return to Flux without interest, the Advance.

Section 1.3	Transaction Announcement

After the exercise of the Purchase Option by Flux and completion of the acquisition by BMI of the Majority Stake, and not later than January 25th, 2013, Flux shall issue a press release in which it describes the diamond producing properties of Target 1 with details such as location, history, and other characteristics.

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Section 1.4	Redemption of Flux’s 20% Interest

(a) At such time, if any, that Flux has received aggregate payments (in cash or in kind) of an amount equal to the sum of $800,000 plus simple interest thereon at the rate of 10% per annum from the date the Purchase Option is exercised, BMI shall have the right (but not the obligation), to be exercised upon written notice to Flux, to repurchase all or a portion of the 20% Interest, for a cash payment equal to the Redemption Value (as hereinafter defined) upon the occurrence of any of the following events (each a “Triggering Event”): (i) if any of BMI’s securities are listed or qualified for trading on a securities exchange in any jurisdiction, (ii) if BMI receives an offer from a bona fide purchaser to sell to such purchaser all or substantially all of BMI’s equity interest in Target 1 (including the 20% Interest), which offer contains a written appraisal of the value of the 20% Interest issued by Roscoe Postle Associates or Coffey Mining, both bona fide independent mining consultancies, and BMI accepts such offer, (iii) if BMI receives an offer from a bona fide purchaser to sell to such purchaser all or substantially all of the assets of BMI (including all or substantially all of its equity interest in Target 1) and BMI accepts such offer, (iv) BMI or the holders of a majority of the outstanding shares of common stock of BMI receive an offer from a bona fide purchaser to sell to such purchaser a majority of the outstanding shares of common stock of BMI and BMI or such holders accept such offer or (v) BMI makes a Qualified Offering (as hereinafter defined).

(b) For purposes of this Agreement, the term “Redemption Value” shall mean the then current value of the 20% Interest or portion thereof being redeemed as shall be determined as follows: (i) if the Triggering Event is a Qualified Offering, then the Redemption Value shall be determined by the sole underwriter or lead underwriter for such Qualified Offering or (ii) if the Triggering Event is any of the other events specified in clauses (i), (ii), (iii) or (iv) of Section 1.4, then the Redemption Value shall be determined by Roscoe Postle Associates or Coffey Mining,; provided, however, if neither of these firms agree to be retained as an appraiser, then the independent directors of the Parties shall jointly select another appraisal firm to make such determination. The cost of any appraisal hereunder shall be borne equally by the Parties.

(c) For purposes of this Agreement, the term “Qualified Offering” shall mean the issuance and sale of at least $5,000,000 of securities of either BMI or Flux in an underwritten public offering or in an underwritten secondary offering.

2.	Representations and Warranties

As of the date hereof, each Party hereby represents and warrants to the other Party as follows:

(a)	The Party has all requisite power and legal capacity to enter into and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes, a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms;

(b)	The execution, delivery of this Agreement and the performance by the Party, of its obligations hereunder do not: (i) cause any violation of applicable laws; (ii) result in any breach of any Agreement or instruments to which the Party is a party or has binding obligations thereunder, or cause the Party to breach any contract or instruments to which it is a party or has binding obligations thereunder; (iii) cause such Party to violate any relevant authorization or consent or approval held by it and/or any continuing valid condition; or (iv) cause any consent or approval to be suspended, removed, or modified, such as by adding additional conditions to the effectiveness of such consent or approval;

(c)	No litigation, arbitration or administrative or bankruptcy procedure relating to any assets of the Party is underway or to be decided or, to the knowledge of the Party, threatened.

Prior to the expiration of the period during which the option hereunder may be exercised, neither Party shall take any action or intentionally refrain from taking any action would have the effect of causing any of the foregoing representations to not be true as of the date the 20% Interest is transferred to Flux upon the Flux’s exercise of the Purchase Option.

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3.	Undertakings

(a)	Without the prior written consent by Flux, BMI shall not sell, transfer, mortgage, dispose, pledge, encumbrance, grant any option, rights, liens or other interests with respect to all or any portion of its Majority Stake in Target 1 or to approve any other security interest therein;

(b)	Each Party shall immediately notify the other of the occurrence or the probable occurrence of the litigation, arbitration, administrative or bankruptcy procedure related to the Party or any of its assets;

(c)	Each Party shall perform all of its respective obligations under this Agreement and not to take any action that would affect the validity or enforceability of this Agreement.

4.	Applicable Law and Dispute Resolution

This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

5.	Notices

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when a printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile to the number set forth below; (c) five (5) business days after deposit in the mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) two (2) business days after deposit with internationally recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 5 by giving the other party written notice of the new address in the manner set forth above.

To:	Flux Technologies, Corp.

Attention:	Mr. Marc Fogassa
Address:	324 South Beverly Drive, Suite 118
Beverly Hills, California 90212

To:	Brazil Mining, Inc.

Attention:	Mr. Marc Fogassa
Address:	324 South Beverly Drive, Suite 118
Beverly Hills, California 90212

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6.	Miscellaneous

Section 6.1	Amendments and Waivers

This Agreement can only be amended by a writing signed by each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party making the waiver.

Section 6.2	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 6.3	Further Assurances

The Parties shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

Section 6.4	Entire Agreement

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

IN WITNESS WHEREOF, the parties hereof have caused the Agreement to be executed by their duly authorized representatives as of the date first written above.

COMPANY:

BRAZIL MINING, INC.

By:
Name: Marc Fogassa
Title: Chief Executive Officer

FLUX TECHNOLOGIES, CORP.

By:
Name: Marc Fogassa
Title: Chief Executive Officer

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EXHIBIT C

FORM OF ASSIGNMENT

 This ASSIGNMENT, dated as of December ___, 2012 (“Assignment”), by BRAZIL MINING, INC., a Delaware corporation (“Assignor”), with an office at 324 South Beverly Drive, Suite 118, Beverly Hills, California 90212 in favor of FLUX TECHNOLOGIES, CORP., a Nevada corporation (“Assignee”), with an office at 324 South Beverly Drive, Suite 118, Beverly Hills, California 90212.

WITNESSETH

 WHEREAS, Assignor is the owner of the mineral rights described in Exhibit A attached hereto (the “Mineral Rights”); and

 WHEREAS, Assignor has agreed to sell to Assignee and Assignee has agreed to purchase from Assignor the Mineral Rights.

 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over, and deliver to Assignee (ii) all of Assignor's right, title, and interest in and to the Mineral Rights and (ii) all rights corresponding thereto throughout the world.

 Assignor further agrees, without further consideration, to cause to be performed such lawful acts and to be executed such further assignments and other lawful documents as Assignee may reasonably request to effectuate fully this Assignment and to permit Assignee to be duly recorded as the registered owner of the Mineral Rights and of the rights hereby conveyed.

 Assignee represents and warrants to Assignor as follows:

 (1)         Assignee is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

 (2)         Assignee has full corporate power and authority to execute and deliver this Assignment and to consummate the transactions contemplated hereby. This Assignment has been duly and validly executed and delivered by Assignee and, assuming due and valid authorization, execution and delivery hereof by Assignor, is a valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms. Neither the execution and delivery of this Assignment nor the consummation by Assignee of any of the transactions contemplated hereby will conflict with, or require any consent under, any contract to which Assignee is a party or any judgment, order or decree of any court or other governmental entity to which Assignee or its any of its assets is subject or bound.

 (3)         Assignee has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, including the Mineral Rights. Assignee is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. Assignee has heretofore delivered to Assignor complete and correct copies of Assignee’s Articles of Organization as presently in effect.

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 Assignor hereby makes the following representations and warranties to the Assignee: (i) Assignor has the full, absolute and entire power and legal right to execute, deliver and perform this Assignment and (ii) the Mineral Rights are owned of record and beneficially by Assignor, to its best knowledge free and clear of any contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever. Assignor hereby agrees to defend, indemnify, defend and hold harmless Assignee from and against and in respect of: (i) any and all losses or Damages resulting from, relating or incident to, or arising out of, or otherwise in connection with any third party claim, suit, action or proceeding asserting (i) any misrepresentation or breach of representation, warranty or acknowledgment made or contained in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to the foregoing, whether between the parties or between Assignee and any third party or otherwise. Assignee (the “Indemnified Party”) shall promptly notify Assignor (the “Indemnifying Party”) in writing of any claim for indemnification, provided, that failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure). The Indemnifying Party shall tender sole defense and control of such claim to the Indemnified Party. The Indemnifying Party shall at its expense, if requested by the Indemnified Party, give reasonable assistance to the Indemnified Party in defense of any claim. As used herein, “Damages” means all losses, awards, causes of action, claims, obligations, demands, assessments, fines and penalties (civil or criminal), liabilities, expenses and costs (including litigation costs and reasonable attorneys’ fees), bodily or other personal injuries, damage to tangible Mineral Rights, and any other damages, of any kind or nature actually suffered by an entity.

 IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed by the signature of its duly authorized officer as of the date above first written.

ASSIGNOR:
BRAZIL MINING, INC.

By:
Marc Fogassa, Chief Executive Officer

ASSIGNEE:
FLUX TECHNOLOGIES, CORP.

By:
Marc Fogassa, Chief Executive Officer

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